EXHIBIT 99.1
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                                                                    NEWS RELEASE

COMPANY CONTACT:                                             INVESTOR RELATIONS:
Bill Bush                                                         Richard Cooper
International Microcomputer Software, Inc.  Strategic Growth International, Inc.
415.878.4039                                                        212.838.1444
E-mail: bbush@imsisoft.com                            E-mail: rcooper@sgi-ir.com


            IMSI(R) COMPLETES IT ACQUISITION OF ALADDIN SYSTEMS, INC.

  THE COMBINED BUSINESS WILL HAVE OVER $22 MILLION IN ANNUALIZED SALES AND THE
                 COMBINED ON-LINE SALES WILL MORE THAN TRIPLE.

NOVATO, Calif., April 20, 2004 - IMSI(R) (OTC Bulletin Board: IMSI), a leading developer, publisher and content provider of precision design, graphics and business productivity software, today announced it completed its acquisition of Aladdin Systems, Inc. ("Aladdin"), a wholly owned subsidiary of Aladdin Systems Holdings, Inc. (OTCBB: ALHI), for cash, stock and a convertible note with a combined value of approximately $8 million dollars in addition to the assumption of certain liabilities. The acquisition also provides for an earn-out that depending on Aladdin's future revenues could result in an additional $2 million in payments during the next three years. Aladdin, which recently released version 8.5 of its premier product StuffIt(R) for windows, develops and publishes award-winning utility software solutions. These products provide optimum solutions to users in the areas of information access, removal, recovery, security and distribution of information and data for the Windows(R), Linux and Macintosh(R) platforms. Aladdin products are widely recognized and used by over ten million people worldwide. Aladdin's superior internet sales network for its products among consumers and professionals will more than triple the combined company's overall on-line business and will provide a major impetus to future higher margin on-line sales.

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For the three and twelve months ended December 31, 2003, Aladdin recognized revenues of over $2.5 million and $8.4 million, a 5% and 13% increase, respectively, over the prior years period. Aladdin also recognized recurring operating income of approximately $375,000 and $700,000 for the three and twelve months ended December 31, 2004. We expect Aladdin's strong cash flow to be accretive in our fiscal year ending June 30, 2004. Aladdin's on-line store generated more than 50% of the sales for the year ended December 31, 2003.

"This acquisition will significantly strengthen our utilities and business application offerings," said Gordon Landies, President of IMSI. "We look forward to the quick integration of Aladdin into our current business based on common sales channels and product development strategies. Aladdin's strong direct marketing focus, as well as its leading position in the sale of software via the Internet is complementary to IMSI's vision and strategy."

"This acquisition, coupled with our previous acquisitions and product launches, demonstrates our commitment to generating revenue and operating earnings with products that directly connect with our user community" stated Martin Wade, CEO of IMSI. "We expect to realize cost synergies between the companies which will drive additional profits to the bottom line, while continuing to provide a wide range of products and services to our growing community of users."

"Joining forces with IMSI will strengthen and expand our software products offerings to our user base," said Jonathan Kahn, President of Aladdin. "IMSI is a leader in the software industry and we expect to accelerate our growth by expanding our product offerings and customer base with this strategic move."

ABOUT IMSI

Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company maintains two business divisions. The Precision Design division, anchored by IMSI's flagship product, TurboCAD(R) and the recently acquired DesignCAD(TM) line, also develops and markets other visual content and design software such as FloorPlan(R) 3D. The division also includes several online properties focused on the sale of content and services to the architectural, engineering and construction market thru its stock house plans site at HousePlans.com, its store CAD add-on store, Cadalog.com and the online CAD symbol site, CADsymbols.com. The Business Applications division provides businesses and end users with software solutions through its popular products such as TurboProject(R), FormTool(R), FlowCharts & More(TM), HiJaak(R) and TurboTyping(TM). This division also provides ergonomic and keyboard training to Fortune 1000 companies for worker-related safety, productivity, and ergonomic compliance improvements through Keynomics, a wholly owned subsidiary of IMSI. More information about IMSI can be found at www.imsisoft.com.

ABOUT ALADDIN SYSTEMS, INC.

Founded in 1988, Aladdin Systems, Inc, and Aladdin Systems Holdings, Inc., develop and publish award-winning software solutions for Windows, Macintosh, Linux, and Solaris. Aladdin provides everyday solutions that enable people and businesses to communicate and manage their ideas and information. Aladdin's software solutions empower users in the area of information access, removal, recovery, security, and distribution. Its products include StuffIt, Internet Cleanup, Spring Cleaning, and SpamCatcher. Aladdin Systems is located at 245 Westridge Drive, Watsonville, CA 95076, USA. Telephone: 831-761-6200; Fax:
831-761-6206. Internet: http://www.aladdinsys.com or email: info@aladdinsys.com. Aladdin Press Room: http://www.aladdinsys.com/pressroom



Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended June 30, 2003, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.